SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☒

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☐ PreliminaryProxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-12

Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

Marriott International, Inc.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Corporate Headquarters:	Mailing Address:
10400 Fernwood Road	Marriott Drive
Bethesda, Maryland 20817	Washington, D.C. 20058

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 2, 2003

To our Shareholders:

March 27, 2003

The 2003 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. on Friday, May 2, 2003, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

(1)	Election of three directors, each for a term of three years;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal 2003;

(3)	Ratification of an increase of 5 million shares of the Company’s Class A common stock authorized for issuance under the Marriott International, Inc. Employee Stock Purchase Plan;

(4)	Consideration of 3 shareholder proposals, if properly presented at the meeting; and

(5)	Any other matters that properly come before the meeting.

Shareholders of record at the close of business on March 11, 2003 will be entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Dorothy M. Ingalls

Secretary

PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING

AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

i

Page

Item 4—Shareholder Proposal to Adopt Cumulative Voting for Election of Directors	31

Item 5—Shareholder Proposal to Establish a Policy of Expensing Future Stock Options	32

Item 6—Shareholder Proposal to Adopt a Policy that in the Future Independent Accountants will Provide Only Audit Services to the Company and No Other Services	34

Householding	36

Other Matters	36

Appendix A—Audit Committee Charter	A-1

ii

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” or the “Company”) to be held on Friday, May 2, 2003, beginning at 10:30 a.m., at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and at any postponements or adjournments of the meeting. This proxy statement is first being mailed to shareholders on March 27, 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. This includes the election of three directors, ratification of the appointment of the independent auditor, ratification of an increase of 5 million shares of Class A common stock authorized for issuance under our Employee Stock Purchase Plan and, if properly presented at the meeting, consideration of three shareholder proposals. In addition, our management will report on the Company’s performance during fiscal 2002 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 11, 2003, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the back cover of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the record date, 233,051,764 shares of Class A common stock of the Company were entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

How do I vote?

Mark, sign and date each proxy card you receive and return it in the prepaid envelope. Your shares will be voted as you indicate on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR items 1, 2 and 3 and AGAINST items 4, 5 and 6.

Can I vote by telephone or electronically?

You may vote by telephone or electronically through the Internet by following the instructions attached to your proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to EquiServe Trust Company, N.A., P.O. Box 8089, Edison, New Jersey 08818-9355;

(3)	Voting by telephone or the Internet; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Marriott Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”) or the Sodexho Employee Savings Plan, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the applicable plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions received by 12:00 p.m. Eastern Time, April 30, 2003. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated directors (see Item 1 on page 9);

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 30);

•	FOR ratification of the increase of 5 million shares of Class A common stock authorized for issuance under our Employee Stock Purchase Plan (see Item 3 on page 30);

•	AGAINST the shareholder proposal on cumulative voting (see Item 4 on page 31).

•	AGAINST the shareholder proposal to establish a policy of expensing future stock options (see Item 5 on page 32).

•	AGAINST the shareholder proposal to adopt a policy that in the future independent accountants will provide only audit services to the Company and no other services (see Item 6 on page 34).

Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendations.

What vote is required to approve each item?

In the election of directors, the three nominees who receive the highest number of “FOR” votes will be elected. A “WITHHELD” vote does not affect the election of directors. For each other item, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to any item will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect as a vote “AGAINST.”

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who will count the vote?

Representatives of EquiServe Trust Company, N.A., our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the DirectSERVICE Investment Program administered by EquiServe Trust Company, N.A.; (ii) if you are a Marriott employee, any shares that may be held for your account by T. Rowe Price as custodian for the 401(k) Plan; and (iii) if you are a Sodexho Inc. employee, any shares that may be held for your account by State Street Bank and Trust Company as trustee for the Sodexho Employee Savings Plan. If you have shares in the 401(k) Plan or the Sodexho Employee Savings Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then the 401(k) Plan trustee or State Street, as applicable, will vote your shares in proportion to the way the other 401(k) Plan participants or Sodexho Employee Savings Plan participants, as applicable, voted their shares. If you hold shares through a broker or other nominee, you will receive a separate voting instruction card for those shares.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, EquiServe Trust Company, N.A., at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2003 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and William J. Shaw to vote on such matters at their discretion.

When are shareholder proposals for the 2004 annual meeting of shareholders due?

Our 2004 annual meeting of shareholders is scheduled for April 30, 2004. To be considered for inclusion in our proxy statement for that meeting, shareholder proposals must be received at our offices no later than November 28, 2003. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws, and must be submitted in writing delivered or mailed to the Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2004 annual meeting of shareholders, such proposal or nomination must be submitted in writing to the Company’s Secretary at the above address not later than January 30, 2004. The written proposal or nomination must be in compliance with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made later than January 30, 2004, or not in compliance with our bylaws. If a shareholder fails to meet these deadlines or fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on such proposals as we determine appropriate.

Can a shareholder nominate someone to be a director of the Company?

As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Department 52/862, Washington, D.C. 20058. Recommendations must be received by January 30, 2004 for the 2004 annual meeting of shareholders, and must comply with the requirements in our bylaws.

How much did this proxy solicitation cost?

We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for $7,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•	If your shares are registered in your own name, and not in “street name” through a broker or other nominee, fill out the consent form at the Internet site maintained by our transfer agent, EquiServe Trust Company, N.A., at www.econsent.com/mar.

•	If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form. An insert accompanying this proxy statement provides more information on electronic delivery of materials.

STOCK OWNERSHIP

Stock Ownership of our Directors and Executive Officers

The following table sets forth the beneficial ownership of Class A common stock by our directors and executive officers as of January 31, 2003, as well as additional information about beneficial owners of 5% or more of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors:
J.W. Marriott, Jr.	31,172,765	(2)(3)	13.2
Ann M. Fudge	1,000	(4)	*
Gilbert M. Grosvenor	1,600	(4)	*
Lawrence W. Kellner	0	(5)	*
John W. Marriott III	6,885,738	(6)(7)(8)	2.9
Floretta Dukes McKenzie	1,308	(4)(7)	*
George Muñoz	0		*
Harry J. Pearce	10,000	(4)	*
Roger W. Sant	25,372	(4)(7)	*
William J. Shaw	1,358,743	(6)(7)	*
Lawrence M. Small	80,573	(4)(7)(9)	*

Other Named Executive Officers:
Joseph Ryan	384,103	(6)(7)	*
Arne M. Sorenson	284,638	(6)(7)	*
James M. Sullivan	529,514	(6)(7)	*

All Directors and Executive Officers as a Group:
(22 persons including the foregoing)	35,035,975	(10)(11)

Other 5% Beneficial Owners:
Richard E. Marriott	29,566,590	(2)(12)	12.6
Southeastern Asset Management, Inc.	18,961,963	(13)	8.0

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (233,802,816) on January 31, 2003, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2003.
(2)	Includes: (i) 3,150,040 shares held by J.W. Marriott, Jr. and his brother Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children; (ii) 5,073,574 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (iii) 3,334,770 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr. in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and are co-trustees; (iv) 87,654 shares held by the Alice S. Marriott Lifetime Trust, a trust in which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (v) 573,800 shares held as trustee of two trusts for the benefit of Richard E. Marriott; and (vi) 339,878 shares held as trustee of two trusts established for the benefit of J.W. Marriott, Jr. Both J.W. Marriott, Jr. and Richard E. Marriott report these shares as beneficially owned.

(3)	Includes, in addition to the shares referred to in footnote (2): (i) 2,568,887 shares subject to options exercisable within 60 days after January 31, 2003; (ii) 139,735 shares owned by J.W. Marriott, Jr.’s wife (Mr. Marriott disclaims beneficial ownership of such shares); (iii) 1,340,534 shares owned by four trusts for the benefit of J.W. Marriott, Jr.’s children, in which his wife serves as a co-trustee, (iv) 48,728 shares owned by six trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, in which his wife serves as a co-trustee; (v) 160,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr.; (vi) 5,413,980 shares owned by JWM Family Enterprises, L.P., whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder; and (vii) 6,600,000 shares owned by JWM Argent Family Limited Partnership, whose general partner is J.W. Marriott, Jr. J.W. Marriott, Jr.’s address is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(4)	The indicated shares do not include non-employee director annual deferred share awards or stock units representing fees that non-employee directors have elected to defer under our 2002 Comprehensive Stock and Cash Incentive Plan. The combined number of shares (i) subject to deferred share awards and (ii) in stock unit accounts of non-employee directors as of January 3, 2003, were as follows: Ms. Fudge: 867; Mr. Grosvenor: 20,343; Dr. McKenzie: 13,816; Mr. Pearce: 16,773; Mr. Sant: 15,368; and Mr. Small: 14,459. Share awards and stock units do not carry voting rights and are not transferable. Dividend equivalents are credited to stock unit accounts in the form of additional stock units. Share awards and stock units are distributed following retirement as a director.
(5)	Lawrence W. Kellner acquired 1,000 shares on February 12, 2003.
(6)	Includes shares of unvested restricted stock awarded under the 2002 Comprehensive Stock and Cash Incentive Plan as follows: John W. Marriott III: 9,000 shares; Mr. Shaw: 8,000 shares; Mr. Ryan: 27,612 shares; Mr. Sorenson: 40,000 shares; and Mr. Sullivan: 31,202 shares. Holders of restricted stock are entitled to vote their shares. See “Executive Compensation: Summary Compensation Table” at page 17.
(7)	Includes shares subject to options exercisable within 60 days after January 31, 2003, as follows: John W. Marriott III: 76,704 shares; Dr. McKenzie 438 shares; Mr. Sant 5,372 shares; Mr. Shaw: 1,136,700 shares; Mr. Small: 5,810 shares; Mr. Ryan: 302,375 shares; Mr. Sorenson: 213,008 shares; and Mr. Sullivan: 448,445 shares.
(8)	Includes (i) 5,413,980 shares owned by JWM Family Enterprises, L.P.; whose general partner is a corporation in which John W. Marriott III is the president; (ii) 160,000 shares owned by JWM Associates Limited Partnership, whose limited partner is John W. Marriott III; (iii) 393,480 shares held as beneficiary of two trusts, in which Richard E. Marriott and J.W. Marriott, Jr. serve as co-trustees; (iv) 337,360 shares held as beneficiary of a trust in which J.W. Marriott, Jr.’s wife serves as co-trustee; and (v) 24,522 shares owned by three trusts, for the benefit of John W. Marriott III’s children, in which his spouse and J.W. Marriott, Jr.’s wife are co-trustees. J.W. Marriott, Jr. and John W. Marriott III report these shares as beneficially owned but these shares are included only once in reporting the number of shares owned by all directors and executive officers as a group. Includes, in addition to the shares referred to above (i) 15,605 shares owned by John W. Marriott III’s wife (Mr. Marriott disclaims beneficial ownership of such shares); and (ii) 53,211 shares held as trustee of three trusts for the benefit of John W. Marriott III’s children.
(9)	Includes 5,400 shares held by Lawrence M. Small as trustee in two trusts for the benefit of his two children.
(10)	All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and John W. Marriott III) beneficially owned an aggregate of 3,306,814 shares, or 1.4 percent of Class A common stock outstanding as of January 31, 2003.

(11)	Includes 26,890 shares held by a limited liability company in which one of the Executive Officers is managing member.

(12)	Includes, in addition to the shares referred to in footnote (2): (i) 122,634 shares subject to options exercisable within 60 days after January 31, 2003; (ii) 136,743 shares owned by Richard E. Marriott’s wife; (iii) 1,207,656 shares owned by four trusts for the benefit of Richard E. Marriott’s children, in which his wife serves as a co-trustee; and (iv) 4,588,946 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. Richard E. Marriott’s address is Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817.

(13)	Based on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 14, 2003, reflecting ownership of Class A common stock as of December 31, 2002, and total outstanding shares of Class A common stock as of December 31, 2002. We have taken the following information from that filing. The Schedule 13G was filed by Southeastern Asset Management, Inc., as a registered investment advisor, and by its Chairman and Chief Executive Officer, O. Mason Hawkins in the event he could be deemed to be a controlling person of that firm as the result of his official position with or ownership of its voting securities, although Mr. Hawkins disclaims beneficial ownership of the shares covered by the report (together, “Southeastern”). Southeastern’s address is 6410 Poplar Avenue, Suite 900, Memphis, TN 38119. Southeastern reported sole voting power over 9,680,063 shares, and shared or no voting power over 7,360,000 shares, and sole dispositive power over 11,580,963 shares, and shared dispositive power over 7,360,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and all of our officers who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 complied with such reporting requirements during fiscal 2002 other than (i) one untimely Form 3 filing by Michael J. Green; (ii) one transaction reported on an untimely basis by Richard E. Marriott; (iii) one transaction reported on an untimely basis with regard to the withholding of shares to pay taxes for the vesting of restricted stock or deferred bonus stock by each of the following: Edwin Fuller (380 shares), Brendan M. Keegan (1,452 shares), Joseph Ryan (3,197 shares), James M. Sullivan (1,816 shares) and Stephen P. Weisz (627 shares); and (iv) transactions reported on an untimely basis with regard to grants of stock units in payment of directors fees by each of the following: Gilbert M. Grosvenor (four monthly grants totaling 587 stock units), Floretta Dukes McKenzie (four monthly grants totaling 140 stock units), Harry J. Pearce (four monthly grants totaling 552 stock units), Roger W. Sant (two quarterly grants totaling 213 stock units) and Lawrence M. Small (two quarterly grants totaling 212 stock units).

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with approximately one-third of the directors standing for election each year for a three-year term. Sterling D. Colton holds the title of director emeritus.

Directors Standing for Election

Three directors are standing for election: Floretta Dukes McKenzie, Roger W. Sant and Lawrence M. Small. Each of these nominees currently serves on the Board and has consented to serve for an additional term ending at the 2006 annual meeting of shareholders, or when their successor is duly elected and qualified.

We do not know of any reason why one of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Richard E. Marriott resigned as director effective May 9, 2002. W. Mitt Romney resigned as director effective April 22, 2002. Henry Cheng Kar-Shun resigned as director effective January 4, 2002. The Board wishes to thank Mr. Marriott and Mr. Romney for their service to the Company.

The Board recommends a vote FOR the nominees.

The following are the nominees for director for three-year terms ending in 2006:

Floretta Dukes McKenzie Age: 67

Dr. McKenzie is the founder of The McKenzie Group, Inc. (an educational consulting firm). She has served as its Chairman since 1997. She is also a director or trustee of Potomac Electric Power Company (PEPCO), National Geographic Society, Acacia Group, Group Hospitalization and Medical Services, Inc. (GHMSI), CareFirst (Blue Cross/Blue Shield), Howard University, White House Historical Association, Lightspan Partnership, Inc., Forum for the American School Superintendent, Harvard Graduate School of Education Urban Superintendents Program and Johns Hopkins Leadership Development Program. From 1981 to 1988, she served as Superintendent of the District of Columbia Public Schools and Chief State School Officer. Dr. McKenzie has served as a director of the Company or its predecessors since 1992.

Roger W. Sant Age: 71

Mr. Sant is Chairman of the Board of The AES Corporation, a global power company, which he co-founded in 1981. He chairs the Board of The Summit Foundation, serves as a Regent of the Smithsonian Institution and as a Board member of World Wildlife Fund-US, and The National Symphony Orchestra. He was Board Chairman of the World Wildlife Fund-US from 1994 to 2000. Mr. Sant has served as a director of the Company or its predecessors since 1993.

Lawrence M. Small Age: 61

Mr. Small is the Secretary of the Smithsonian Institution, the world’s largest combined museum and research complex, a position he assumed in January, 2000. Prior to becoming the 11th Secretary, he served as President and Chief Operating Officer of Fannie Mae since 1991. Before joining Fannie Mae, Mr. Small had served as Vice Chairman and Chairman of the Executive Committee of the Boards of Directors of Citicorp and Citibank, N.A., since January 1990. He had been associated with Citibank since 1964. He is also a director of The Chubb Corporation, New York City’s Spanish Repertory Theatre, the John F. Kennedy Center for the Performing Arts, the National Gallery of Art, the Woodrow Wilson International Center for Scholars and Mt. Sinai-NYU Medical Center and Health System. Mr. Small has served as a director of the Company or its predecessors since 1995.

Directors Continuing in Office

J.W. Marriott, Jr. (Chairman of the Board) Age: 71

Mr. Marriott is Chairman of the Board and our Chief Executive Officer. He joined Marriott Corporation in 1956, became President and a director in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. Mr. Marriott also is a director of the National Urban League and the Naval Academy Endowment Trust. He serves on the Board of Trustees of the National Geographic Society, The J. Willard & Alice S. Marriott Foundation, and is a member of the Executive Committee of the World Travel & Tourism Council and the Business Council. If the sale of stock of Marriott Senior Living Services Inc. to Sunrise Assisted Living Inc. (“Sunrise”) is consummated, upon the closing, we anticipate that Mr. Marriott will join the Sunrise Board of Directors. Mr. Marriott has served as our Chairman and Chief Executive Officer since the Company’s inception in 1997, and served as Chairman and Chief Executive Officer of the Company’s predecessors from 1985. He is the father of John W. Marriott III. He is currently serving a three-year term expiring at the 2005 Annual Meeting of Shareholders.

Ann M. Fudge Age: 51

Ms. Fudge is the former President of Kraft’s Beverages, Desserts and Post Division and Group Vice President of Kraft Foods, Inc. Ms. Fudge joined General Foods USA in 1986 and held several planning and marketing positions before being appointed Executive Vice President and General Manager of the Dinners and Enhancers Division in 1991. In 1994, she was named President of Kraft General Foods’ Maxwell House Coffee Company. In 1995, Ms. Fudge assumed the position of Executive Vice President of Kraft Foods, Inc. while continuing to head the Maxwell House Coffee Division as General Manager. She became President of Kraft’s Maxwell House and Post Division in 1997. In September 2000 she became President of Kraft’s Beverages, Desserts and Post Division, a position she held until March 2001. Ms. Fudge is a director of General Electric Company and Honeywell International. She serves on the Board of Governors of Boys and Girls Clubs and is a trustee of The Brookings Institution. She has served as a director of the Company since December 2001. She is currently serving a three-year term expiring at the 2005 Annual Meeting of Shareholders.

Gilbert M. Grosvenor Age: 71

Mr. Grosvenor has served as Chairman of the Board of the National Geographic Society (a publisher of books and magazines and producer of television documentaries) since 1987. He is a director or trustee of Chevy Chase Federal Savings Bank, Ethyl Corporation, B.F. Saul REIT and Saul Centers, Inc. He is on the Board of Visitors of the Nicholas School of the Environment and Earth Sciences of Duke University. Mr. Grosvenor has served as a member of the Board of Directors of the Company or its predecessors since 1987. He is currently serving a three-year term expiring at the 2004 Annual Meeting of Shareholders.

Lawrence W. Kellner Age: 43

Mr. Kellner is President and Chief Operating Officer of Continental Airlines, Inc. He was appointed Chief Operating Officer of Continental Airlines in March 2003 and has served as President and a member of the Board of Directors since 2001. He joined the airline in 1995 as Senior Vice President and Chief Financial Officer. Prior to joining Continental Airlines, he was Executive Vice President and Chief Financial Officer of American Savings Bank and, prior to American Savings Bank, he was Executive Vice President and Chief Financial Officer of The Koll Company. Mr. Kellner is a director of Belden & Blake Corporation and ExpressJet Holdings, Inc. He is currently serving a term expiring at the 2004 Annual Meeting of Shareholders.

John W. Marriott III Age: 41

Mr. Marriott joined Marriott Corporation in 1977 and became Executive Vice President—Lodging for Marriott International in January 2003. He is responsible for leading Global Sales and Marketing, Brand Management and North American Lodging Operations. Prior to his current position, Mr. Marriott served as Executive Vice President of Global Sales and Marketing, as well as Senior Vice President for Marriott’s Mid-Atlantic Region. Mr. Marriott has served on the Board of Directors for Marriott International since August 2002. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special taskforce to promote travel between the United States and Japan. John W. Marriott III is the son of J.W. Marriott, Jr. He is currently serving a term expiring at the 2004 Annual Meeting of Shareholders.

George Muñoz Age: 51

Mr. Muñoz is principal and co-founder of Muñoz Investment Banking Group, LLC. Prior to that he served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a CPA and an attorney with an extensive background in international business. He is a member of the Board of Directors of MWH Global, Inc. and of Certified Financial Planner Board of Standards, Inc. He is currently serving a term expiring at the 2005 Annual Meeting of Shareholders.

Harry J. Pearce Age: 60

Mr. Pearce was elected Chairman of Hughes Electronics Corporation, a subsidiary of General Motors Corporation, in May 2001. He has served on the Hughes Electronics Corporation board since 1992. He was Vice Chairman and a director of General Motors Corporation from 1996 until his retirement from General Motors Corporation in May 2001. He is Chairman of the U.S. Air Force Academy’s Board of Visitors, Chairman of the U.S. Air Force Academy’s Sabre Society and a lifetime member of the U.S. Air Force Academy’s Association of Graduates. Mr. Pearce is a director of MDU Resources Group, Inc. and National Defense University Foundation. He is also Chairman of the GM Cancer Research Foundation, Chairman of The Bone Marrow Foundation and President and director of The Leukemia & Lymphoma Society Research Foundation. He also serves on the Board of Visitors of the Wayne State University School of Medicine and the Board of Trustees of Howard University and Northwestern University. Mr. Pearce has served as a director of the Company or its predecessors since 1995. He is currently serving a three-year term expiring at the 2004 Annual Meeting of Shareholders.

William J. Shaw Age: 57

Mr. Shaw has served as President and Chief Operating Officer of the Company or its predecessors since March 1997. He joined Marriott Corporation in 1974, was elected Corporate Controller in 1979 and a Vice President in 1982. In 1986, Mr. Shaw was elected Senior Vice President—Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive Vice President of Marriott Corporation in April 1988. In February 1992, he was elected President of the Marriott Service Group. He served as Chairman of Sodexho Marriott Services, Inc. (now named Sodexho, Inc.) and as a director from 1998 until June 2001. Mr. Shaw also serves on the Board of Trustees of the University of Notre Dame and the Suburban Hospital Foundation. He has served as a director of the Company or its predecessors since 1997. He is currently serving a three-year term expiring at the 2005 Annual Meeting of Shareholders.

The Board of Directors met five times in 2002. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

Committees of the Board of Directors

The Board of Directors has four standing committees: Audit; Compensation Policy; Nominating and Corporate Governance; and Executive.

Audit Committee

•	The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under (i) the current New York Stock Exchange (“NYSE”) Listing Standards, (ii) the proposed changes to the NYSE Listing Standards submitted by the NYSE to the SEC on August 16, 2002, and (iii) proposed rule 10A-3 issued by the SEC on January 8, 2003. The Committee met four times in person and three times telephonically in 2002.

•	The Audit Committee, the independent auditor and internal auditors have unrestricted access to one another.

•	The Board of Directors has designated the following Audit Committee members as financial experts as defined by the SEC:

•	Lawrence M. Small

•	Lawrence W. Kellner

•	George Muñoz

•	Roger W. Sant

•	The full text of the Audit Committee Charter is set forth in Appendix A to this proxy statement.

Functions include:

•	Appointing, overseeing and determining the compensation of the Company’s independent auditor.

•	Pre-approving all audit fees, the terms of all audit services, and any permissible non-audit services to be provided by the Company’s independent auditor.

•	Considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent auditor.

•	Overseeing the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Overseeing the performance of the Company’s internal audit function.

Members:    Lawrence M. Small (Chair), Gilbert M. Grosvenor, Ann M. Fudge, Lawrence W. Kellner, George Muñoz, and Roger W. Sant. Ann M. Fudge became a member of the Committee in February 2002. Lawrence W. Kellner became a member of the Committee in July 2002. George Muñoz became a member of the Committee in  August 2002.

Compensation Policy Committee

•	The members of the Committee are not Company employees and are independent as defined under (i) the current NYSE Listing Standards, (ii) the proposed changes to the NYSE Listing Standards submitted by the NYSE to the SEC on August 16, 2002, and (iii) proposed rule 10A-3 issued by the SEC on January 8, 2003. The Compensation Policy Committee met five times in 2002.

Functions include:

•	Recommending to the Board policies and procedures relating to senior officers’ compensation and various employee benefit plans.

•	Approving senior officer salary adjustments, bonus payments and stock awards.

Members:    Floretta Dukes McKenzie (Chair), Lawrence W. Kellner, Roger W. Sant and Lawrence M. Small. Lawrence W. Kellner became a member of the committee in February 2003. Harry J. Pearce served on the Committee until February 2003.

Nominating and Corporate Governance Committee

•	The members of the Committee are not Company employees and are independent as defined under (i) the current NYSE Listing Standards, (ii) the proposed changes to the NYSE Listing Standards submitted by the NYSE to the SEC on August 16, 2002, and (iii) proposed rule 10A-3 issued by the SEC on January 8, 2003. The Nominating and Corporate Governance Committee met twice in 2002.

Functions include:

•	Making recommendations to the Board regarding corporate governance matters and considering nominees for election as directors.

•	Advising the Board on a range of matters affecting the Board and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

Members:    Gilbert M. Grosvenor (Chair), Floretta Dukes McKenzie and George Muñoz. George Muñoz became a member of the Committee in February 2003. Harry J. Pearce served on the Committee until February 2003.

Executive Committee

•	The Executive Committee did not meet in 2002.

Functions include:

•	Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, declarations of dividends and issuances of stock.

Members:    J. W. Marriott, Jr. (Chair) and Roger W. Sant.

Long Range Planning Process

For information about our Long Range Planning Process, including the Board’s involvement in that process, please visit www.Marriott.com/investor/information.asp.

Directors’ Compensation

We compensate directors partially in cash and partially in Marriott common stock to align their interests with those of shareholders. Our officers are not paid for their service as directors.

Annual Retainer and Attendance Fees.    For 2002, each non-employee director received a retainer fee of $37,500, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting.

Annual Stock Awards.    Each non-employee director also receives an annual director stock award under our 2002 Comprehensive Stock and Cash Incentive Plan (the “2002 Plan”). We award a number of shares having an aggregate market value as of the date of grant of approximately the amount of the annual director’s retainer fee. We grant this award immediately prior to our annual meeting of shareholders. In 2002 each award was for 867 shares.

Deferral of Payment.    Any director may elect to defer payment of all or any portion of his or her directors’ fees pursuant to our Executive Deferred Compensation Plan and/or our 2002 Plan. Gilbert M. Grosvenor, Floretta Dukes McKenzie, Harry J. Pearce, Roger W. Sant, and Lawrence M. Small currently participate in one or both of these plans.

Other.    We reimburse directors for travel expenses and other out-of-pocket costs they incur when attending meetings. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company owned, operated or franchised hotels when on personal travel.

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Policy Committee’s members were Floretta Dukes McKenzie (Chair), Harry J. Pearce, Roger W. Sant, W. Mitt Romney and Lawrence M. Small.

J. W. Marriott, Jr. served on the Executive Compensation Committee of the Board of Directors of General Motors Corporation until June 2002. Harry J. Pearce, a director of the Company, was an executive officer of General Motors Corporation until May 25, 2001 and a director of General Motors Corporation until June 5, 2001.

Shareholder’s Derivative Action Against Our Directors

On January 16, 2003, Daniel and Raizel Taubenfeld filed a shareholder’s derivative action in Delaware state court against each member of our Board of Directors and against Avendra LLC. The Company is named as a nominal defendant. The individual defendants are accused of exposing the Company to accusations and lawsuits which allege wrongdoing on the part of the Company. The complaint alleges that, as a result, the Company’s reputation has been damaged leading to business losses and the compelled renegotiation of some management contracts. The substantive allegations of the complaint are derived exclusively from prior press reports. No damage claim is made against us and no specific damage number is asserted as to the individual defendants.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor. The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from the independent auditor the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended January 3, 2003, for filing with the SEC.

Members of the Audit Committee

Lawrence M. Small, Chair

Ann M. Fudge

Gilbert M. Grosvenor

Lawrence W. Kellner

George Muñoz

Roger W. Sant

Independent Auditors Fee Disclosure

The following table presents Audit Fees, Financial Information Systems Design and Implementation Fees, and All Other Fees (including Audit-Related and Income-Tax Compliance fees) paid to our independent auditors for fiscal 2002. On May 3, 2002, we named Ernst & Young LLP to replace Arthur Andersen LLP as our independent auditor.

	Arthur Andersen LLP(1)		Ernst & Young LLP
Audit Fees		$50,000		$2,792,500
Financial Information Systems Design and Implementation Fees		—		—
Other Fees
Total audit-related fees(2)	1,566,401		1,955,400
Income Tax Compliance and Other	2,671,045		990,500
Total Other Fees		4,237,446		2,945,900

Total Fees		$4,287,446		$5,738,400

(1)	Includes fees paid to Arthur Andersen LLP prior to May 3, 2002. Although not yet arranged, we anticipate that Ernst and Young LLP will perform similar services in the future.
(2)	Audit related fees include statutory audits of subsidiaries, benefit plan audits, acquisition due diligence, accounting consultation, various attest services under professional standards, and assistance with registration statements, comfort letters and consents.

EXECUTIVE COMPENSATION

Some of the information below refers to stock issuances, stock option issuances and other actions taken by our two predecessor companies: In 1998 we were “spun off” as a separate entity (the “1998 Spin-Off”) by the company formerly named “Marriott International, Inc.” (“Old Marriott,” which is now called Sodexho Inc. and is a provider of food service and facilities management in North America). In 1993 Old Marriott was itself “spun off” as a separate entity (the “1993 Spin-Off”) by Marriott Corporation, which was renamed Host Marriott Corporation.

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in 2002, 2001, and 2000, to our Chief Executive Officer and to our other four most highly compensated executive officers as of January 3, 2003.

Name	Fiscal Year	Annual Compensation			Long Term Compensation		All Other Compensation (5)(6)($)
		Salary (1)($)	Bonus ($)	Other Compensation (2)	Restricted Stock (3)(4)($)	Stock Options (#)
J.W. Marriott, Jr.	2002	1,019,231	1,202,285	80,572	0	400,000	35,920
Chairman and Chief	2001	760,969	0	59,326	0	350,000	120,605
Executive Officer	2000	1,000,000	1,166,600	63,067	233,310	0	139,758
William J. Shaw	2002	789,904	818,972	0	0	175,000	8,500
President and Chief	2001	775,000	311,783	0	2,286,750	125,000	74,089
Operating Officer	2000	735,000	702,954	0	140,583	0	58,748
James M. Sullivan	2002	524,904	448,268	0	0	110,000	8,500
Executive Vice President	2001	515,000	131,737	0	1,372,050	80,000	46,315
Lodging Development	2000	470,000	366,835	0	864,766	0	30,965
Arne M. Sorenson	2002	524,904	444,489	0	979,000	110,000	8,500
Executive Vice President	2001	515,000	149,608	0	1,600,725	80,000	47,255
and Chief Financial Officer	2000	450,000	346,725	0	69,338	0	36,232
Joseph Ryan	2002	495,000	419,166	0	783,200	90,000	8,500
Executive Vice President	2001	491,192	142,692	0	0	65,000	45,881
and General Counsel	2000	470,000	357,435	0	71,494	0	35,617

(1)	Salary amounts include both base salary earned and paid in cash during the fiscal year, and the amount of base salary deferred at the election of the executive officer under certain employee benefit plans. The Company’s 2002 fiscal year included 53 weeks resulting in an additional week of salary.

(2)	During 2002, Mr. Marriott received $56,000 in personal financial services and $24,572 in personal use of the Company jet computed in accordance with Treasury Department regulations and Internal Revenue Service guidelines for tax purposes. The other named executives are eligible to receive, subject to certain limitations, personal financial planning services, tax return preparation services and complimentary rooms, food and beverages at Company owned, operated or franchised hotels when on personal travel, which collectively did not exceed $10,000 for any of those individuals during 2002.

(3)	Includes restricted stock, deferred bonus stock and deferred stock contracts, as follows:

Restricted Stock.    Restricted stock awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. Shares are released from restrictions over a 5- or 10-year period.

Deferred Bonus Stock.    The deferred bonus stock program was eliminated for the 2001 fiscal year and beyond. For fiscal year 2000, the amount of a deferred bonus stock award equaled 20 percent of each individual’s annual cash bonus award, based on the stock price on the first trading day for the next fiscal year. Holders of deferred bonus stock awards do not receive dividends or exercise voting rights on their deferred bonus stock until it is distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests in ten equal annual installments beginning one year after we make the award.

Deferred Stock Contracts.    Deferred stock contracts are subject to general restrictions, such as continued employment and non-competition. Holders of deferred stock contracts do not receive dividends or exercise voting rights on their deferred awards until they are distributed to them. The stock typically vests in 5 or 10 equal annual installments beginning one year after we grant the award. The recipient typically receives awards in 10 annual installments following termination of employment. During 2002, deferred stock contracts were awarded to Mr. Sorenson and Mr. Ryan for 25,000 shares and 20,000 shares, respectively, with each vesting in 5 equal annual installments.

(4)	The following table shows the total number of restricted shares held by, and the number of deferred bonus shares or deferred contract shares (vested and unvested) held by, each named executive as of the end of the 2002 fiscal year, and the aggregate value of these shares. The value is based on a per share price for our stock of $34.20, reflecting the average of the high and low trading price on the NYSE on January 3, 2003:

	Shares
Named Executive	Deferred Bonus Stock	Restricted Stock	Deferred Contract Stock	Aggregate Value at 01/03/03($)
J.W. Marriott, Jr.	31,629	0	0	1,081,712
William J. Shaw	25,491	8,000	105,042	4,737,829
James M. Sullivan	24,956	31,202	47,018	3,528,619
Arne M. Sorenson	4,799	40,000	47,018	3,140,141
Joseph Ryan	12,715	27,612	42,018	2,816,199

(5)	This column represents matching contributions we made under the 401(k) Plan and our Executive Deferred Compensation Plan (the “Deferred Plan”) for fiscal 2002. For J.W. Marriott, Jr., it also includes the amount described in footnote (5) below.

(6)

In 1996, J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under the Deferred Plan and Old Marriott common stock under the Old Marriott 1993 Comprehensive Stock Incentive Plan (the “1993 Plan”). The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of Old Marriott or of Marriott Corporation. In connection with this waiver, Old Marriott agreed to purchase life insurance policies for the benefit of a trust established by Mr. Marriott. We assumed this agreement to purchase life insurance policies from Old Marriott. The cost of the life insurance policies to us will not exceed the expected after-tax cost to Old Marriott had it made the payments and stock distributions that Mr. Marriott waived. For 2002, the taxable economic benefit to Mr. Marriott as a result of these life insurance policies was $27,420.

Stock Options

The following two tables show information about options to purchase our Class A common stock granted to the named executive officers in fiscal 2002 under the 2002 Plan.

Stock Option Grants in Last Fiscal Year

Name	Stock Options Granted(#)	% of Total Stock Options Granted To Employees in Fiscal Year (1)	Exercise Price ($/Sh)	Expiration Date (2)	Grant Date Present Value (3)($)
J. W. Marriott, Jr.	400,000	5.1%	37.68	02/19/2012	5,696,000
William J. Shaw	175,000	2.2%	37.68	02/19/2012	2,492,000
James M. Sullivan	110,000	1.4%	37.68	02/19/2012	1,566,400
Arne M. Sorenson	110,000	1.4%	37.68	02/19/2012	1,566,400
Joseph Ryan	90,000	1.1%	37.68	02/19/2012	1,281,600

(1)	These values represent the options granted as a percentage of the total options granted to employees for the 2002 performance year. Other eligible employees not listed on this table were also awarded 2002 stock option grants in November 2001.

(2)	All options vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 10-year term. Options held by executive officers may be transferred only as gifts for the benefit of specified family members.

(3)	These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted for fiscal 2002 were in accordance with SFAS 123, as follows:

(a)	Expected Volatility – The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life of the option. The volatility was 32.1%.

(b)	Risk-Free Interest Rate – The risk-free interest rate was 3.63%.

(c)	Dividend Yield – The expected dividend was $0.28 based on our historical dividend policy over the expected life of the option.

(d)	Expected Life – The expected life of the option was 7.15 years, calculated based on the historical expected life of previous grants.

(e)	Per Share Value – The per share value for the February 19, 2002 grants was $14.24.

Aggregated Stock Option/SAR Exercises in Last Fiscal

Year and Fiscal Year-End Option Values

		Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year End (2)		Value of Unexercised In-the-Money Stock Options at Fiscal Year End (3)
Name	Company (1)			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
J.W. Marriott, Jr.	MI		0	2,381,387	1,232,865	43,794,634	4,827,490
	HMC	0	0	372,110	0	2,481,179	0
William J. Shaw	MI	0	0	1,061,700	630,243	16,166,191	3,198,754
	HMC	0	0	205,041	0	1,334,919	0
James M. Sullivan	MI	0	0	400,945	364,880	4,953,977	1,708,181
Arne Sorenson	MI	0	0	165,506	238,750	698,431	318,634
Joseph Ryan	MI	0	0	263,625	333,630	1,563,185	1,708,181

(1)	“MI” represents options to purchase our Class A common stock, including options to purchase Old Marriott Common Stock which were converted into options to purchase our Class A common stock as part of the 1998 Spin-Off. “HMC” represents options to purchase shares in Host Marriott Corporation.

(2)	The number and terms of some of these options reflect several adjustments made as a result of the 1993 Spin-Off, the spin-off of Host Marriott Services Corporation from Host Marriott Corporation in 1995, the 1998 Spin-Off, and the conversion of Host Marriott Corporation into a real estate investment trust (and a related spin-off transaction) in 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options on the date of those transactions.

(3)	We have based the value of the unexercised stock options on a per share price for Company stock of $34.20; and a per share price for Host Marriott Corporation common stock of $8.94, the average of the respective high and low trading prices on the NYSE on January 3, 2003.

REPORT ON EXECUTIVE COMPENSATION BY

THE COMPENSATION POLICY COMMITTEE

The Compensation Policy Committee (the “Committee”) is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. The Committee met five times during 2002. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

Compensation Philosophy and Programs

The Committee’s objective is to establish a total compensation program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior human resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation levels, the Committee uses data provided by the Company that is obtained from independent consultants. The Committee may, at its own discretion, also retain and make use of independent consultants. The data reflects compensation practices with companies of approximately Marriott’s size (the comparison group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation between the median and the 75th percentile of other large companies appropriately reflects the conditions of the labor market for Company executives. Companies in the comparison group may be included in the S&P Hotel/Motel Index used in the performance chart included in this Proxy Statement; however, the comparison group is not made up exclusively of companies used in that index. As the Company recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparison group is an appropriate basis for establishing competitive pay programs.

Base Salary

The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established for each executive level. Each position’s salary and target bonus opportunity is established based on targeted levels of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience, and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, merit increase guidelines established by the Company, and individual performance over the prior year. The Committee establishes merit increase guidelines based on survey information of annual salary increase budgets for the comparison group, along with an assessment of the Company’s labor costs for management employees.

Annual Cash Incentives

The Company has established the 2002 Plan, which is focused on financial objectives. In addition, the Company maintains the Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives.

Under each plan, goals and specific objectives are established for a minimum level, target level, and a maximum level of performance. Senior human resources management of the Company provided the Committee with recommended individual performance objectives for the Chief Executive Officer and each of the other named executives for the Committee’s review and input. For each objective, actual performance is measured against these levels in order to determine the actual payment. No payment is made if performance fails to meet the minimum level for a particular objective.

The 2002 incentive plans for the Chief Executive Officer and other senior executive officers included objectives related to Company financial performance, individual performance, customer satisfaction, and lodging growth objectives.

Stock Incentives

The Committee believes that stock ownership by senior executive management is essential for aligning management’s interest with that of shareholders. To emphasize this principle, in February 1999, the Company established stock ownership guidelines for the Company’s senior management. The guidelines require the top 70 executives in the Company to own a multiple of their individual salary grade midpoint in Company stock. Executives have five years in which to meet this goal. The majority of the executives have met their goals. Each of the named senior executive officers has met his goal.

The Company grants stock options as the primary long-term incentive of the Company. The number of shares subject to options granted to each executive officer is related to a guideline number established for each eligible level based on the survey data described above. The Committee establishes a competitive range of share awards per eligible position, and individual awards are determined based on a subjective assessment of individual performance, contribution and future potential.

Under the terms of the Company’s 2002 Plan, awards of restricted stock and deferred stock contracts are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions, and previous share grants.

2002 Compensation of the Chief Executive Officer and Reported Executive Officers

The Committee reviewed the 2002 salaries for J.W. Marriott, Jr., and all other executive officers in February 2002. Following September 2001, Mr. Marriott elected to forgo his salary for the fourth quarter of 2001. For 2002, Mr. Marriott’s base pay was maintained at $1,000,000, resulting in no base pay increase. The Company’s 2002 fiscal year included 53 weeks resulting in an additional week of salary. This salary is within the median range for the comparison group. In light of the economic circumstances in 2002, the other named senior executive officers also did not receive a base pay increase in 2002.

Under the 2002 Plan, Mr. Marriott’s maximum annual incentive opportunity as a percentage of base salary was 75% based on attaining an earnings per share objective. Under the Executive Officer Individual Performance Plan, his maximum opportunity was 25% related to individual objectives, 12.5% on growth objectives, and 12.5% related to customer satisfaction. Mr. Marriott did not achieve the maximum level of performance for earnings per share and customer satisfaction objectives. Mr. Marriott accomplished the majority of his individual objectives and growth objectives. The aggregate target level of bonus award for Mr. Marriott was 90% and the maximum level of bonus award was equal to 125% of eligible fiscal year salary. The total award payment of $1,202,285 corresponded to 117.96% of salary. Mr. Marriott’s annual cash incentive payment was at the median for the comparison group. From a total cash compensation perspective (base plus bonus), his annual compensation is at the median for the comparison group.

The other named senior executive officers are also participants in the 2002 Plan. Measures utilized include Company earnings per share, customer satisfaction, lodging rooms growth objectives and individual objectives. The aggregate target payments for other named executives were set at 60% to 80% of salary and the maximum aggregate payments from 90% to 110% of salary. Actual total award payments for 2002 ranged from 84.68% to 103.78% of salary.

Based on outstanding contributions during the year, and to continue to offer a competitive total compensation program, Mr. Sorenson received a deferred stock contract in 2002 of 25,000 shares, and Mr. Ryan received a deferred stock contract in 2002 of 20,000 shares, each vesting in equal annual installments over 5 years, assuming continued employment.

In 2002, stock option grants were made to Mr. Marriott and the other named executive officers. Mr. Marriott received an option in February 2002 to acquire 400,000 shares, with vesting over four years. This grant, as well as similar grants to the other named executive officers, was within guideline ranges established for their specific executive level.

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the 2002 Plan satisfies the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under this Plan qualify as performance-based compensation and constitute the majority of aggregate annual incentive amounts payable for Mr. Marriott and all other named executive officers.

The Executive Officer Individual Performance Plan does not meet the requirement necessary for exemption as performance-based compensation; however, the Committee believes that incentives for performance relative to certain Company objectives, such as personnel planning, customer satisfaction and other non-financial business requirements are relevant and appropriate. For 2002, the annual salary plus the bonus paid to named executive officers were in each case less than one million dollars after allowing for amounts deferred into the Executive Deferred Compensation Plan. The Committee reserves the right to pay non-deductible compensation if it considers that to be in the best interest of the shareholders and the Company. Due to the Company’s focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects that the vast majority of compensation paid to the group will be tax deductible.

Summary

The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee feels that the awards made in 2002 were competitive and appropriate and serve shareholders’ long-term interest.

Members of the Compensation Policy Committee

Floretta Dukes McKenzie, Chair

Harry J. Pearce

Roger W. Sant

Lawrence M. Small

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the performance of the Company’s Class A common stock from the March 27, 1998 Spin-Off to the end of fiscal 2002, and prior to the Spin-Off, the performance of Old Marriott’s common stock since January 2, 1998, with the performance of the Standard & Poor’s Corporation Composite 500 Index and the Standard and Poor’s 500 Hotels, Resorts and Cruise Lines Index. The graph assumes an initial investment of $100 on January 2, 1998, and reinvestment of dividends. In addition, we have assumed that the Sodexho Marriott Services, Inc. shares received in connection with the Spin-Off were sold on March 27, 1998, and immediately reinvested in the Company’s Class A common stock.

We believe that this shareholder return information has only limited relevance to an understanding of our compensation policies during the indicated periods and does not reflect all matters that we considered appropriate in developing our respective compensation strategies.

Performance Graph

	1/2/98	1/1/99	12/31/99	12/29/00	12/28/01	1/3/03
Marriott International, Inc.	100.0	83.3	91.2	122.9	120.5	101.2
S&P Hotels, Resorts and Cruise Lines Index	100.0	118.3	111.3	113.6	107.7	109.7
S&P 500 Index	100.0	128.6	155.6	141.5	124.6	97.1

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership majority owned by J.W. Marriott, Jr., our Chairman and Chief Executive Officer, and members of his immediate family including John W. Marriott III, one of our directors and executive officers. Family Enterprises indirectly holds varying percentages of ownership interests in a Courtyard hotel in Long Beach, California, a Residence Inn in San Antonio, Texas, a Fairfield Inn in Anaheim, California, a SpringHill Suites hotel in Herndon, Virginia, a Courtyard hotel in Novato, California, a Courtyard hotel and a TownePlace Suites hotel in Milpitas, California and a Residence Inn in Washington, DC. Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises. We are negotiating to enter into a management agreement to operate a full service hotel in West Palm Beach, Florida owned by an entity controlled by Family Enterprises. In fiscal 2002, we received management fees of approximately $3.3 million, plus reimbursement of certain expenses, from our operation of these hotels. Other than in our role as manager, we have no financial involvement in the hotels listed above or in Family Enterprises.

Transactions with Host Marriott Corporation

In 1993, our predecessor company was spun off as a separate public company from its former parent company, Marriott Corporation (which changed its name to Host Marriott Corporation) (“Host Marriott”). Host Marriott retained the ownership of lodging properties and certain other assets. Old Marriott continued the businesses of lodging management, senior living services, distribution services and certain other businesses.

Host Marriott reorganized its business operations in 1998 to qualify as a real estate investment trust (“REIT”); acquired a portfolio of luxury hotels for $1.5 billion; completed partnership roll-ups representing new hotel property acquisitions approximating $650 million; and divested newly created lease and sublease interests in substantially all of Host Marriott’s lodging properties, including the properties in its newly acquired portfolio. Effective as of January 1, 2001, a Host Marriott taxable subsidiary reacquired the lease and sublease interests that it had divested as part of the 1998 REIT conversion.

In December 2000, we acquired, through an unconsolidated joint venture (the “Courtyard Joint Venture”) with an affiliate of Host Marriott, 120 Courtyard by Marriott hotels. The acquisition was made pursuant to a settlement of litigation in which we, Host Marriott, and certain of our and their subsidiaries and affiliates were defendants. The joint venture was financed with approximately $200 million in mezzanine debt loaned to the joint venture by us and with equity contributed in equal shares by us and by Host Marriott. Our total investment in the joint venture, including the mezzanine debt, is approximately $300 million. One of our subsidiaries manages these 120 hotels under long-term agreements.

In recognition of the evolving changes in the lodging industry over the last ten years and the age of our agreements with Host Marriott, many provisions of which predated our 1993 Spin-off, and the need to provide clarity on a number of points and consistency on contractual terms over the large portfolio of Host Marriott owned hotels, we and Host Marriott concluded that we could mutually enhance the long term strength and growth of both companies by updating our existing relationship. Accordingly, in 2002 we negotiated certain changes to our management agreements for Host Marriott-owned hotels. The modifications were completed during the third quarter of 2002 and are effective as of the beginning of our 2002 fiscal year. These changes, among other things,

•	Provided Host Marriott with additional approval rights over budgets and capital expenditures;

•	Extended the term of our management agreements for five hotels that were subject to termination in the short term, and two core system hotels that provide additional years at the end of the current term;

•	Changed the pool of hotels that Host Marriott could sell with franchise agreements to one of our approved franchisees and revised the method of determining the number of hotels that may be sold without a management agreement or franchise agreement;

•	Lowered the incentive management fees payable to us by amounts that will depend in part on underlying hotel profitability. In 2002, the reduction was $2.5 million;

•	Reduced certain expenses to the properties and lowered Host Marriott’s working capital requirements;

•	Confirmed that we and our affiliates may earn a profit (in addition to what we earn through management fees) on certain transactions relating to Host Marriott-owned properties, and established the specific conditions under which we may profit on future transactions; and

•	Terminated our prior right to make significant purchases of Host Marriott’s outstanding common stock upon certain changes of control and clarified our rights in each of our management agreements to prevent either a sale of the hotel to our major competitors or specified changes in control of Host Marriott involving our major competitors.

The monetary effect of the changes will depend on future events such as the financial results of the hotels. We do not expect these modifications to have a material financial impact on us.

At January 31, 2003, J.W. Marriott, Jr., John W. Marriott III, and Richard E. Marriott and their immediate family members beneficially owned approximately 10.4 percent of the common stock of Host Marriott. J.W. Marriott, Jr. did not stand for reelection to the Host Marriott Board of Directors when his term expired in May 2002. Richard E. Marriott, who resigned from our Board of Directors effective May 9, 2002, is the Chairman of the Board of Host Marriott.

Pursuant to agreements with Host Marriott, in 2002 we:

•	operated lodging properties owned or leased by Host Marriott;

•	guaranteed Host Marriott’s performance in connection with certain obligations; and

•	provided Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building.

Lodging.    We recognized sales of $2,547 million and operating profit (before corporate expenses and interest) of $150 million in 2002 from our operation of lodging properties owned or leased by Host Marriott. During 2002, Host Marriott also served as the general partner or managing member of several unconsolidated entities, including the Courtyard Joint Venture, that own lodging properties we manage. We recognized sales of $494 million and operating profit (before corporate expenses and interest) of $28 million in 2002 from our operation of these lodging properties. We also leased land to certain of these partnerships and recognized land rent income of $18 million in 2002. Included above in amounts recognized from lodging properties owned by unconsolidated entities are sales of $313 million, operating profit (before corporate expenses and interest) of $13 million, and land rent income of $18 million attributable to the Courtyard Joint Venture in 2002.

Our lodging operating agreements with Host Marriott and the Courtyard Joint Venture reflect current market terms and conditions for arrangements between managers and owners of very large hotel portfolios of similar quality.

Financing.    We have provided financing to Host Marriott for a portion of the cost of acquiring properties to be operated or franchised by us and may continue to provide financing to Host Marriott in the future. In 2002, we recognized $1 million in interest and fee income from loans to Host Marriott. At January 3, 2003, the outstanding principal balance of loans to Host Marriott was $5 million. In addition, we recognized interest income of $27 million in 2002 on the $200 million mezzanine debt provided by us to the Courtyard Joint Venture.

Guarantees.    We have guaranteed Host Marriott’s performance to certain lenders and other third parties. These guarantees were limited to $7 million at January 3, 2003 and consisted solely of guarantees of certain self-insurance liabilities. We have not been required to make any payments under these guarantees.

Administrative Services.    We also provide certain administrative and consulting services to Host Marriott, and sublease space at our headquarters building to Host Marriott. In 2002, we were paid approximately $2.2 million for these items, including reimbursements.

Transactions with Crestline Capital Corporation

In conjunction with its December 1998 conversion to a REIT, Host Marriott spun off, in a taxable transaction, a new company called Crestline Capital Corporation (“Crestline”). After giving effect to a subsequent January 1, 2001 transaction, Host Marriott reacquired leasehold interests in the lodging properties it originally transferred to Crestline. Subsidiaries of Crestline continued to own all of the senior living communities previously owned by Host Marriott, and remained successors to Host Marriott under senior living community management agreements with us. We continue to manage the senior living communities that were owned by Crestline but sold to a third party on January 11, 2002. We believe that our senior living community operating agreements for those communities reflect market terms and conditions existing at the time the agreements were entered into, and are substantially similar to operating agreements between us and other third parties for facilities of a similar type.

Prior to June 7, 2002, J.W. Marriott, Jr., John W. Marriott III and Richard E. Marriott and their immediate family members beneficially owned approximately 8.2 percent of the common stock of Crestline, and John W. Marriott III was a director of Crestline. On June 7, a wholly-owned subsidiary of Barceló Hotels & Resorts acquired Crestline in a merger in which each outstanding share of Crestline was exchanged for $34.00 in cash. The newly formed Barceló Crestline Corporation is a private company.

Certain Relationships

During fiscal year 2002, the Company employed John W. Marriott III as Executive Vice President, Sales and Marketing. John W. Marriott III was paid an aggregate salary and bonus of $516,068 for his services during the year.

The Company employs Stephen Marriott, the son of J.W. Marriott, Jr., as Senior Vice President, Culture and Special Events. Stephen Marriott was paid an aggregate salary and bonus of $228,554 for his services during fiscal year 2002.

ITEM 2— RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent auditor for fiscal 2003. Ernst & Young LLP, a firm of independent public accountants, has served as the Company’s independent auditor since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

Representatives of Ernst & Young LLP will be present a the annual meeting and are expected to be available to respond to questions.

This proposal is put before the shareholders because the Board believes that it is a good corporate practice to seek shareholder ratification of the selection of the independent financial auditor. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of Ernst & Young LLP as the Company’s independent auditor for fiscal 2003.

ITEM 3—RATIFICATION OF AN INCREASE OF 5 MILLION SHARES OF THE COMPANY’S CLASS A COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE MARRIOTT INTERNATIONAL, INC. EMPLOYEE STOCK PURCHASE PLAN

At the May 20, 1998, Annual Meeting, the shareholders approved the adoption of the Marriott International, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”) and the reservation of five million shares of the Company’s Class A common stock for issuance under the plan. Subject to approval by the shareholders, the Board has authorized an additional 5 million shares of the Company’s Class A common stock for issuance under the Stock Purchase Plan. After 5 plan years, as of February 28, 2003, the Stock Purchase Plan had approximately 929,000 shares remaining available from the original authorization. The administrator of the Stock Purchase Plan anticipates the need for additional shares with respect to either the 2003 plan year or the 2004 plan year.

All active, non-temporary employees of the Company and participating subsidiaries on the first business day of January of each year (with the limited exception of those holding 5% or more of the outstanding shares of the Company) are eligible for participation in the Stock Purchase Plan, provided they customarily work more than five months per year and more than 20 hours per week. Non-employee directors are not eligible to participate. The Stock Purchase Plan provides eligible employees with an opportunity, through payroll deductions, to purchase Class A common stock of the Company and thereby increase their interest in the Company’s growth and success. Under the Stock Purchase Plan, participants may elect to contribute up to 10% of their base pay to purchase shares of the Company’s Class A common stock at a price per share equal to the lower of (i) 100% of its fair market value on the first business day of January or (ii) 100% of its fair market value on the last business day of the subsequent January. Participants may withdraw at any time and receive a refund of their contributions. No participant may purchase shares of the Company’s Class A common stock in any one plan year having a fair market value on the first day of the plan year in excess of $25,000.

The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. As such, the purchase of shares under the

Stock Purchase Plan will not result in taxable income to the employee or a deduction to the Company at the time of purchase. If the employee sells any shares acquired under the Stock Purchase plan (or transfers them by gift) within two years after the date the purchase price is initially fixed for each year (the date of option grant) or within one year after the shares are purchased, there will be a disqualifying disposition and the employee will realize ordinary income. The Company will have a corresponding tax deduction at the time of the transfer equal to the difference between the employee’s purchase price for the shares and their fair market value on the date of purchase. Any gain in excess of that ordinary income will be short-term capital gain. If an employee disposes of shares acquired under the Stock Purchase Plan other than in a disqualifying disposition, the employee realizes a long term capital gain (or loss) equal to the difference between the employee’s purchase price for the shares and their fair market value of the date of disposition.

The Board recommends a vote FOR ratification of an increase of 5 million shares of the Company’s Class A common stock authorized for issuance under the Stock Purchase Plan.

ITEM 4—SHAREHOLDER PROPOSAL TO ADOPT CUMULATIVE VOTING FOR ELECTION OF DIRECTORS

Mrs. Evelyn Y. Davis (Editor of Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, NW, Suite 215, Washington, DC 20037), a shareholder who owns 400 shares of Company Common Stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting of Shareholders:

RESOLVED: That the stockholders of Marriott International, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

In support of the resolution, Mrs. Davis has submitted the following statement:

Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting.

Last year the owners of 383,991,660 shares, representing approximately 20% of shares voting, voted for this proposal.

“If you AGREE, please mark your proxy FOR this resolution.”

Board Response

The Board and the Nominating and Corporate Governance Committee have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

Each director of the Company currently is elected by the holders of a majority of the voting power of the Company’s shares. This permits the directors to administer the affairs of the Company for the benefit of all shareholders. The Board believes that cumulative voting is undesirable, because it is directed toward the election of one or more directors by a special group of shareholders. The subset of shareholders or special group electing a director by cumulative voting may seek to have that director represent those shareholders’ or group’s special interest, rather than the interests of the shareholders as a whole. This partisanship among directors and special interest voting could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareholders as a whole.

The majority of states, including Delaware, where the Company is incorporated, do not require cumulative voting. The Company’s present method of electing directors is employed by over 89% of companies listed in the Standard and Poor’s 500 Index and by most companies listed on the NYSE. The Board believes that this method is appropriate to ensure that directors will represent all the shareholders, and not just a particular group.

The Board recommends a vote AGAINST this proposal.

ITEM 5—SHAREHOLDER PROPOSAL TO ESTABLISH A POLICY OF EXPENSING FUTURE STOCK OPTIONS

International Brotherhood of Electrical Workers’ Pension Fund (“IBEW”) (1125 15th Street, NW, Washington, DC 20005), a shareholder that owns 10,969 shares of Company Common Stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Marriott Corporation (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

In support of the resolution, IBEW has submitted the following statement:

Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

Board Response

The Board, the Compensation Policy Committee and the Nominating and Corporate Governance Committee have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

Current accounting rules permit companies to choose whether to include the grant of stock options on its income statement as an expense, or to disclose in the notes to its financial statements the impact of expensing stock options on a company’s earnings. We believe it is generally in the best interest of shareholders to follow the most widely used industry practice when considering these two permissible alternatives under the accounting rules. Therefore, in keeping with the practice followed by a substantial majority of companies, both within the hospitality industry and generally, we currently do not expense stock options. Instead, we disclose the impact of expensing in the notes to our financial statements. We believe that this accounting treatment both adequately informs shareholders of the financial impact of stock options and makes it easier to compare our financial performance to that of other companies. Accordingly, we do not believe it would be in the best interests of shareholders to expense stock options at this time.

Moreover, we are concerned that expensing of stock options introduces additional subjectivity into our financial statements, due to the debate over how effectively to value stock options. For example, companies that have announced that they intend to expense stock options have elected to use differing means to value the options, and the valuations are based on varying assumptions regarding, among other things, the expected life of the stock options, stock price volatility and prevailing interest rates. Moreover, there are transition issues raised by changing our accounting treatment to expense stock options. For example, companies that recently have decided to expense options have not adopted consistent valuation methods or transition approaches. Indeed, new accounting rules specifically allow for such inconsistencies. This lack of a reliable, standard method of valuing stock options and differing methods of transitioning to expensing will further add to the difficulty of comparing financial results.

Beginning in 2003, we will be utilizing restricted stock units as a long-term incentive. This award will replace the annual option awards granted to the majority of senior management. Restricted stock units are valued and expensed as they vest with the employees. Therefore, we expect that we will use fewer options going forward.

Although a small percentage of companies recently opted to expense stock options, we are part of the vast majority of companies who continue to provide information relating to the impact of the expensing of options in the notes to their financial statements. Therefore, at this time it would be more difficult for our shareholders to compare our financial performance with our competitors if we were to expense our stock options.

In addition to reducing the comparability of our financial statements, we believe that expensing options would not provide shareholders with additional useful information. We already disclose in the notes to our consolidated annual financial statements information on pro forma net earnings and earnings per share as if we had expensed employee stock options. You can review this disclosure in the “Employee Stock Plans,” Note to our consolidated financial statements, which can be found in our annual report on Form 10-K. We believe that such disclosure adequately informs shareholders of the financial impact of stock option grants on our financial performance.

The entities responsible for establishing accounting standards, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”), currently are studying issues related to the appropriate accounting for stock options, including valuation and transition issues. We support the adoption of clear, uniform rules for treatment of stock options in financial statements.

For these reasons, the Board recommends a vote AGAINST this shareholder proposal.

ITEM 6—SHAREHOLDER PROPOSAL TO ADOPT A POLICY THAT IN THE FUTURE INDEPENDENT ACCOUNTANTS WILL PROVIDE ONLY AUDIT SERVICES TO THE COMPANY AND NO OTHER SERVICES

Financial Investors Trust (370 Seventeenth Street, Suite 3100, Denver, Colorado 80202-5627), a shareholder that owns 17,324 shares of Company Common Stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting of Shareholders:

RESOLVED: The shareholders of Marriott International, Inc. (the “Company”) urge the Board of Directors to adopt a policy that in the future the firm that is appointed to be the Company’s independent accountants will only provide audit services to the Company and not provide any other services.

In support of the resolution, Financial Investors Trust has submitted the following statement:

New disclosure requirements by the Securities and Exchange Commission required corporations, starting in 2001, to disclose how much they were paying their “independent” auditors for audit work and how much they were paying them for “other” work.

The results were startling. Surveys by the Wall Street Journal and the Investor Responsibility Research Center each found that, on the average, corporations were paying their “independent” auditors three times more for “other” work than for their audit work. That raised the obvious concern as to how “independent” and objective the auditors really were. This concern was heightened by the subsequent accounting scandals at Enron and WorldCom.

In response to these accounting concerns, President Bush signed into law the Sarbanes-Oxley Act, which places restriction on the types of non-audit services auditors can render in an effort to reduce the conflict of interests. While the new law is certainly a step in the right direction, it does contain a potential and serious loophole. The auditors can still render tax and certain other services as long as they are pre-approved by the audit committee.

According to this Company’s 2002 proxy statement, it paid its auditors $2,960,800 million for tax services and $1,874,900 million for audit services. Such a disparity in fees does not provide comfort to shareholders concerned about auditor conflicts of interest.

It is respectfully submitted that this new Board of Directors could send a positive message to its investors and the public at large by adopting a policy that in the future its auditors would do no other work for the Company.

Board Response

The Board, the Audit Committee and the Nominating and Corporate Governance Committee have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

We believe that it is in our shareholders’ best interests to maintain the flexibility to determine the most suitable vendor for services that we require. In making those determinations, we consider a wide range of factors, such as cost, efficiency, expertise, familiarity with the Company, and protection of trade secrets and other confidential information. Applying these and other criteria, the Board in the past has determined that non-audit services provided by the independent auditor can be high-quality, focused and cost-efficient, especially when the independent auditor’s expertise in a particular field is coupled with its knowledge of our business operations and our financial systems.

In July 2002, Congress enacted and President Bush signed into law the Sarbanes-Oxley Act of 2002. As part of the Sarbanes-Oxley Act, Congress determined that independent auditors should not be permitted to provide certain non-audit services to their audit clients. Yet, after carefully considering the arguments for and against the provision of non-audit services by independent auditors, Congress rejected an absolute ban on the provision of non-audit services and instead determined that independent auditors may provide certain non-audit services so long as the services are approved in advance by the audit committee of a company’s Board of Directors. This determination is reflected in rules being implemented by the SEC.

Consistent with these provisions, the Board has mandated Audit Committee procedures to closely monitor audit and non-audit services provided by the independent accountants. The Board prohibits the Company from retaining the independent auditor to perform numerous non-audit services and requires that any non-audit services performed by the independent auditor be pre-approved under procedures established by the Audit Committee. The Board imposed pre-approvals and prohibitions before the Sarbanes-Oxley Act was introduced. Further, pursuant to existing standards, our Audit Committee and our independent auditor periodically discuss the auditor’s independence as part of an ongoing effort to monitor and preserve the auditor’s independence. Taking these discussions into account, the Audit Committee specifically considers whether the auditor’s provision of non-audit services is compatible with maintaining the auditor’s independence. Furthermore, as required by the rules of the SEC, we disclose the amount of fees paid to our accountants for non-audit services (See page 17 of this proxy statement). We also provide shareholders an opportunity to provide their views on our selection of independent accountants, by seeking annual shareholder ratification of our selection. We believe these procedures facilitate Board evaluation of issues that might affect the auditor’s independence.

In light of the ability of the Audit Committee to determine that, in some circumstances, it can be appropriate to use our independent auditor to provide non-audit services, as permitted by the Sarbanes-Oxley Act, and because our Audit Committee already monitors closely the independence of our auditor, we believe it is not prudent to adopt a comprehensive ban on the provision of all non-audit services.

The Board recommends a vote AGAINST this proposal.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. You may also obtain a copy of the proxy statement and annual report from the Company’s website at www.marriott.com/investor. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters which may be presented for consideration at the 2003 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of the Company’s 2002 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company’s copying costs will be charged if copies of exhibits to the 10-K are requested. You may also obtain a copy of the 10-K, including exhibits, from the Company’s website at www.marriott.com/investor.

BY ORDER OF THE BOARD OF DIRECTORS

Dorothy M. Ingalls

Secretary

APPENDIX A

MARRIOTT INTERNATIONAL, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

I.	Purpose; Statement of Policy

A.	The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in overseeing: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the Company’s internal control environment and compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the Company’s internal audit function. The Committee shall also prepare the report for the Company’s annual proxy statement required by rules of the Securities and Exchange Commission (the “SEC”).

B.	The Committee has revised and amended this Charter as part of its continuing commitment to the integrity and importance of the financial reporting process and to reflect recent changes in law. The Committee recognizes that these changes are ongoing, and, accordingly, the Committee will from time to time consider such further modifications to this charter as may be necessary or appropriate in light of further changes in law, rule, regulation or best practice.

II.	Members and Terms of Office

A.	The Board of Directors appoints the members of the Committee, which shall be composed of at least three Directors, and designates one member to serve as Committee Chair. Each member of the Committee shall be financially literate, as determined by the Board of Directors, and must at all times be “independent,” as defined by the New York Stock Exchange (“NYSE”) and the SEC. At least two members of the Committee must also be a “financial expert” as defined by SEC and NYSE requirements.

B.	Members of the Committee serve until the next Annual Meeting of the Board of Directors or until their successors are appointed.

III.	Meetings

A.	The Committee will hold at least four (4) regular meetings each year, and telephonic meetings prior to each quarterly earnings release, as well as such additional meetings as the Committee Chair may deem necessary or appropriate. Minutes of each Committee Meeting will be submitted to the Board of Directors and the Committee Chair will report verbally to the full Board of Directors on matters discussed at the most recent Committee Meeting. Meetings may take place in person or telephonically at such times and places as the Committee Chair may determine. One-half of the members of the Committee will constitute a quorum.

B.	To provide access to the Committee for the internal auditors, independent auditors, and key financial management, the Committee will request the attendance at its regular meetings or otherwise, of the Chief Audit Executive (“Chief Audit Executive”) and such other members of the Company’s management as circumstances may require.

C.	The Committee will meet separately in executive session, at each regularly scheduled meeting, exclusively with each of the Chief Audit Executive and the Independent Auditors

(defined below) and, at the Committee’s discretion, exclusively with its own members and/or with management. Annually, the Committee shall meet in executive session with the Disclosure Committee or more frequently at their discretion.

IV.	Duties and Responsibilities

Consistent with and subject to applicable law and rules or listing standards promulgated by the SEC, NYSE, or other applicable regulatory authority, the Committee shall have the following duties and responsibilities.

A.	Relationship with Independent Auditors

1.	The Committee will appoint, oversee and determine the compensation of any registered public accounting firm (the “Independent Auditors”) employed by the Company for the purposes of preparing or issuing an audit report or related work, and the Independent Auditor shall report directly to the Committee.[1] The Committee has sole authority to approve all terms and fees associated with any audit engagement.[2] The Committee will review, at least annually, a report describing the Independent Auditor’s internal quality control procedures and any material issues raised by the most recent internal quality-control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years[3], and any steps taken to address such issues.

2.	The Committee will approve in advance all audit engagement fees and terms of all audit services to be provided by the Independent Auditor. (By approving the audit engagements, the audit service shall be deemed to have been pre-approved.)

3.	The Committee will establish policies and procedures for the engagement of the Independent Auditor and pre-approval of any permissible non-audit services to be performed by the Independent Auditor. The Committee will, at least annually, (i) consider the independence of the Independent Auditor and whether the performance of permissible non-audit services is compatible with the auditor’s independence, and (ii) review a report by the Independent Auditor describing any relationships between the Independent Auditor and the Company or any other relationships that may adversely affect the independence of the Independent Auditor.

B.	Risk Assessment and Control Environment

The Committee will periodically review and discuss the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Independent Auditor, and the Chief Audit Executive. The Committee will review and discuss with the Chief Audit Executive the scope, progress, and results of the internal audit program.

The Committee will annually:

1.	Obtain a report from the Independent Auditors discussing, among other items, critical accounting policies and alternative treatments of financial information discussed with management;[4]

[1]	Sarbanes-Oxley Act, §301.
[2]	NYSE Proposed Standard 303A(7)(b)(ii)(A).
[3]	NYSE Proposed Standard 303A(7)(b)(ii)(B).
[4]	Sarbanes-Oxley, §204.

2.	Review major issues concerning accounting policies and financial statement presentations, including any significant changes in the Company’s selection or application of such principles; and

3.	Review any analyses prepared by management and/or the Independent Auditors setting forth significant financial reporting issues and related judgments.

C.	Internal Controls and Disclosure Controls and Procedures

The Committee will periodically review the adequacy and effectiveness of the Company’s internal control environment, including any significant changes or deficiencies in internal controls. The Committee will also review the annual attestation and report of the Independent Auditor on management’s evaluation of the Company’s internal controls and procedures for financial reporting. In connection with this review, the Committee will obtain and discuss:

1.	Reports from the Chief Executive Officer, the Chief Financial Officer and the Independent Auditors on any significant deficiencies in the design or operation of internal controls with the identification of any material weakness;

2.	Any fraud or other irregularity (whether or not material) that involves management or other employees who have a significant role in the Company’s internal control environment; and

3.	Management’s evaluation of the Company’s disclosure controls and procedures.

D.	Financial Reporting

1.	The Committee will review the Company’s quarterly and annual results with senior management and the Independent Auditors prior to the public release of those results.

2.	The Committee will review with senior management and the Independent Auditor the Company’s annual audited and quarterly financial statements.

3.	The Committee will at least annually review the following with the Independent Auditors (and management, as appropriate):

•	The Independent Auditor’s views of the quality of the Company’s accounting principles setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

•	Any disagreements with management over the application of accounting principles.

•	Major issues regarding the accounting principles applied, especially significant estimates made by management or significant changes in accounting principles and financial statement presentation.

•	Significant related party transactions or other significant conflicts of interest.

•	Significant audit adjustments.

•	The Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including critical accounting policies.

•	Any difficulties encountered during the audit, including any restrictions on the scope of work or access to information.

•	Any other matters related to the conduct of the audit that must be communicated to the Committee under Generally Accepted Auditing Standards.

•	Recommend to the Board, based on the foregoing, whether the financial statements should be included in the Annual Report on Form 10-K.

4.	The Committee will meet regularly with in-house counsel to discuss legal matters that may have a material impact on the financial statements. The Committee may meet with outside counsel as the Committee deems appropriate.

5.	The Committee will prepare an Audit Committee Report for inclusion in the Company’s annual proxy statement and submit the draft report to the Board of Directors for approval.

E.	Review of Codes of Conduct for Directors, Officers, and Employees

The Committee will at least annually review with management, the General Counsel and the Chief Audit Executive the Company’s programs to ensure compliance with its’ Ethical Conduct Policy (CP-1) and the Business Conduct Guide. These policies will be posted on the Company’s public website.

F.	Oversight of System for Complaints

The Committee will establish a procedure for the oversight and reporting to the Committee of the receipt, retention, treatment, and closure of complaints to the Company concerning (i) accounting, internal accounting controls, or auditing matters; or (ii) the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

G.	Hiring Employees of Independent Auditors

The Committee will establish policies for the hiring of employees and former employees of the Independent Auditors.

H.	Periodic Review of Charter; Function of Audit Committee

The Committee will at least annually review and assess the adequacy of this Charter and will submit proposed revisions to the Charter to the Board of Directors for approval. In addition, the Committee will at least annually evaluate its own performance.

I.	Audit Committee Policies and Procedures

The Committee will develop and implement any Audit Committee Policies and Procedures consistent with this Charter that it deems necessary or appropriate to carry out the Committee’s obligations as required by this Charter, by the Board of Directors, and by applicable law and by SEC and NYSE rule. Such procedures may include policies and procedures for the efficient and consistent management of the Committee’s oversight over the Independent Auditors, and will cover such matters as pre-approval of audit fees, pre-approval of permissible non-audit services to be provided by the Independent Auditor, and approval of plans relating to rotation of Independent Auditors or their personnel. The Audit Committee Policies will be construed in connection with the authority conferred by this Charter.

J.	Investigations

The Committee may investigate suspected improprieties on any material matter, using special counsel or outside experts when necessary or appropriate.

V.	Retention of Outside Advisors

The Committee may, without further action of the Board of Directors, retain for its own account and service any external advisors, attorneys, consultants, and accountants (collectively, “Advisors”) it deems necessary to carry out the Committee’s purposes. The Company will adequately fund the costs and expenses of these Advisors under arrangements that assure the independence those Advisors and their loyalty to the Committee.

2003 ANNUAL MEETING INFORMATION

Time and Location.    The 2003 Annual Meeting will begin at 10:30 a.m. at the J.W. Marriott Hotel. Coffee, tea, and juice will be provided to shareholders attending the meeting.

Parking.    Due to anticipated needs of other hotel guests on May 2, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation.    As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging.    Two local Marriott hotels will offer a “Shareholder Annual Meeting” rate for Thursday, May 1, 2003, the night before the meeting. To receive these rates, call the hotel directly and ask for the shareholder annual meeting rate for May 1, 2003. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

J.W. Marriott Hotel—$183	Washington Courtyard—$125
1331 Pennsylvania Avenue, N.W.	1900 Connecticut Avenue, N.W.
Washington, D.C. 20004	Washington, D.C. 20009
202/393-2000	202/332-9300
Near Federal Triangle Metro Station	Near Dupont Circle Metro Station

        Please mark                                                         2771
        your
  X     votes as in
        this
        example.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no instruction is indicated, such proxy will be voted "FOR" Proposals 1, 2 and 3 "AGAINST" Proposals 4, 5 and 6
and at the discretion of the Proxies on any other matter that may properly occur.

       The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

                     FOR    WITHHELD
1. Election Of       [ ]      [ ]        01. Floretta Dukes McKenzie
   Directors:                            02. Roger W. Sant
                                         03. Lawrence M. Small

For, except vote withheld from the following nominee(s):

_______________________________________________________

                                                     FOR AGAINST ABSTAIN
2. Ratify Appointment of Ernst and Young LLP as
   Independent Auditor                               [ ]   [ ]     [ ]

3. Ratify an Increase of 5 million Shares of the
   Company's Class A Common Stock Authorized for
   Issuance under the Marriott International, Inc.
   Employee Stock Purchase Plan                      [ ]   [ ]     [ ]

            Directors recommend a vote AGAINST Proposals 4, 5 and 6.

                                                     FOR AGAINST ABSTAIN
4. Shareholder Proposal to Adopt Cumulative
   Voting for Election of Directors                  [ ]   [ ]     [ ]

5. Shareholder Proposal to Establish a Policy of
   Expensing Future Stock Options                    [ ]   [ ]     [ ]

6. Shareholder Proposal to Adopt a Policy that in
   the Future Independent Accountants Will Provide
   Only Audit Services to the Company and No Other
   Services                                          [ ]   [ ]     [ ]

                                                     MARK FOR ADDRESS
                                                    CHANGE AND MARK ON
                                                       REVERSE SIDE      [ ]

SIGNATURE(S) ____________________________________________ DATE ________________

Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by
President, or other authorized officer. If a partnership, sign in partnership name by authorized trustee or partner.

--------------------------------------------------------------------------------
  Please carefully detach here and return this proxy in the enclosed envelope.

Dear Shareholder:

Marriott International, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-877-PRX-VOTE
   (1-877-779-8683)

2. To vote over the Internet: Log onto the Internet and go to the web site
   http://www.eproxyvote.com/mar

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  Your vote is important. Thank you for voting.

 P R O X Y

                          MARRIOTT INTERNATIONAL, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                           on May 2, 2003, 10:30 a.m.

The undersigned appoints J.W. Marriott, Jr. and William J. Shaw as Proxies. Each
shall have the power to appoint a substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Marriott
International, Inc. Class A common stock held of record by the undersigned on
March 11, 2003 at the Annual Meeting of Shareholders to be held on May 2, 2003, or any adjournment or postponement thereof. The Board of Directors recommends votes FOR Proposals 1, 2 and 3 and AGAINST Proposals 4, 5 and 6.

If the undersigned has voting rights with respect to shares of Company common stock under the Company's 401(k) savings plan or the Sodexho 401(k) savings plan, the undersigned hereby direct(s) the trustee of the applicable 401(k)
savings plan to vote shares equal to the number of share equivalents allocated to the undersigned's accounts under the applicable plans in accordance with the instructions given herein. Shares for which the trustee does not receive instructions by 12:00 p.m. Eastern Time, Wednesday, April 30, 2003, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plan.

                                                 (change of address/comments)

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                                        SIDE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                     INTERNET ACCESS TO SHAREHOLDER ACCOUNTS

Marriott International, Inc. and EquiServe Trust Company, N.A. remind you that you can access your account information via the Internet. Visit
http://equiserve.com. You will need your account number and social security number to access your account and a password which you can receive by calling
EquiServe Trust Company, N.A. at the toll-free number listed below.

                   DEDICATED TOLL FREE CUSTOMER SERVICE NUMBER

Marriott International, Inc. shareholders should call the toll-free number indicated below for customer assistance.

                                 1-800-311-4816